Exhibit 99.1

Yumanity Therapeutics’ YTX-7739 Achieved Target Engagement at Doses That Were Generally Well Tolerated

in a Phase 1a Multiple Ascending Dose Study in Healthy Volunteers

YTX-7739 is Yumanity’s lead product candidate in clinical development for the treatment of Parkinson’s disease

BOSTON, Mass., April 22, 2021 — Yumanity Therapeutics (NASDAQ: YMTX), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative diseases, today reported that its lead product candidate, YTX-7739, in development for the treatment of Parkinson’s disease (PD), demonstrated dose-dependent decreases in target fatty acids, which can be interpreted as evidence of in vivo target engagement, in a Phase 1a multiple ascending dose (MAD) clinical trial in healthy volunteers. Inhibition of stearoyl-CoA desaturase (SCD) has been shown to improve motor function and other disease markers in transgenic mouse models of PD. YTX-7739 was also observed to be generally well tolerated in the Phase 1a study.

YTX-7739 was discovered through Yumanity’s target discovery and drug development platform that is designed to identify disease-modifying therapeutics against newly identified targets for neurodegenerative diseases. Preclinical work has shown that SCD inhibition by YTX-7739, an orally available, brain penetrant small molecule, can overcome the toxicity of pathogenic α-synuclein, a known risk factor for PD, both in vitro and in animal models. Further, the fatty acid desaturation index (FA-DI) which measures the ratio of SCD’s product to its substrate has demonstrated utility as a biomarker to gauge SCD inhibition in animals treated with YTX-7739.

“We are very pleased that repeated dosing with YTX-7739 was observed to be generally well tolerated in these healthy volunteers,” said Brigitte Robertson, M.D., Chief Medical Officer of Yumanity Therapeutics. “Additionally, the biomarker analysis revealed decreased levels of the enzyme’s product relative to levels of its substrate in plasma. This finding supports that YTX-7739 inhibits SCD and achieved target engagement.

The pharmacology of YTX-7739 observed preclinically has translated nicely to the clinical experience observed in this part of the study. Most importantly, we know from preclinical work that a response in the plasma is associated with response in the brain. Furthermore, the potential to correlate changes in the plasma FA-DI with drug exposures support the use of FA-DI as a biomarker to help assess clinical response to YTX-7739 and potentially identify patients most likely to benefit, for inclusion in later phase trials. We look forward to the results of our ongoing Phase 1b safety and biomarker study to assess the effect of chronic dosing in patients with Parkinson’s disease. Topline results from the Phase 1b part of the study are expected in mid-2021.”

This part of the Phase 1, placebo-controlled, randomized, double-blind study, investigated the safety, tolerability, pharmacokinetics, and pharmacodynamics of once daily oral administration of two doses of YTX-7739 (15 mg and 25 mg) for 14 to 28 days in 16 healthy male and female volunteers. The study included two cohorts of eight subjects each, randomized to treatment or placebo in a 6:2 ratio. YTX-7739 was observed to be generally well tolerated in this part of the study. There were no serious adverse events and all treatment emergent adverse events were either mild or moderate in severity. Plasma pharmacokinetics support once daily dosing, and relevant drug concentrations were measured in the cerebrospinal fluid. Target engagement was achieved, as evidenced by dose dependent decreases in the plasma FA-DI, within the range associated with restoration of motor function in animal models of Parkinson’s disease.

Study data will be presented at Yumanity’s upcoming R&D Day on May 17, 2021 and at a future medical conference.

About YTX-7739

YTX-7739 is Yumanity Therapeutics’ proprietary lead small molecule investigational therapy designed to penetrate the blood-brain barrier and inhibit the activity of a novel target, stearoyl-CoA desaturase (SCD). SCD appears to play an important and previously unrecognized role in mitigating neurotoxicity arising from the effects of pathogenic alpha-synuclein protein aggregation and accumulation, which ultimately results in the death of neurons and the subsequent dysregulation of movement and cognition that afflicts patients living with these diseases. Through inhibition of SCD, YTX-7739 modulates an upstream process in the alpha-synuclein pathological cascade and has been shown to rescue or prevent toxicity in cellular and preclinical models. The company is assessing the potential utility of YTX-7739 as a disease modifying therapy for Parkinson’s disease.

About SCD

SCD is an enzyme that catalyzes fatty acid desaturation, the products of which are incorporated into phospholipids, triglycerides, or cholesterol esters. These lipid-related molecules regulate multiple diverse cellular properties and processes, including membrane structure and function, vesicle trafficking, intracellular signaling and inflammation. SCD expression is regulated by a transcription factor known as SREBF1, which has been identified in human genome-wide association studies as a risk factor for Parkinson’s disease. In preclinical models, SCD inhibition appears to normalize the dynamic interaction of pathological alpha-synuclein with membranes, which improves neuronal function and reduces toxicity, leading to enhanced neuronal survival. Alpha-synuclein-dependent disruption of membrane-related biological pathways, such as vesicle trafficking, is closely linked to the formation of Lewy body protein/membrane aggregations, a hallmark pathological feature of Parkinson’s disease.

About Yumanity Therapeutics

Yumanity Therapeutics is a clinical-stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases through its scientific foundation and drug discovery platform. The Company’s most advanced product candidate, YTX-7739, is currently in Phase 1 clinical development for Parkinson’s disease. Yumanity’s drug discovery platform enables the Company to rapidly screen for potential disease-modifying therapies by overcoming the toxicity of misfolded proteins associated with neurogenerative diseases. Yumanity’s pipeline consists of additional programs focused on Lewy body dementia, multi- system atrophy, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), frontotemporal lobar dementia (FTLD), and Alzheimer’s disease. For more information, please visit www.yumanity.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding our business strategy for and the potential therapeutic benefits of our prospective product candidates, results of preclinical studies, the design, commencement, enrollment and timing of ongoing or planned clinical trials, clinical trial results, product approvals and regulatory pathways, and the anticipated benefits of our drug discovery platform. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Results in preclinical or early-stage clinical trials may not be indicative of results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented.

Any forward-looking statements in this press release are based on Yumanity Therapeutics’ current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of our product candidates, including YTX-7739, will not be successfully developed or commercialized, the risk of cessation or delay of any ongoing or planned clinical trials of Yumanity Therapeutics or our collaborators, the risk that Yumanity Therapeutics may not successfully recruit or enroll a sufficient number of patients for our clinical trials, the risk that Yumanity Therapeutics may not realize the intended benefits of its drug discovery platform, the risk that our product candidates will not have the safety or efficacy profile that we anticipate, the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical or clinical trials, will not be replicated or will not continue in ongoing or future studies or trials involving Yumanity Therapeutics’ product candidates, the risk that we will be unable to obtain and maintain regulatory approval for our product candidates, the risk that the size and growth potential of the market for our product candidates will not materialize as expected, risks associated with our dependence on third-party suppliers and manufacturers, risks regarding the accuracy of our estimates of expenses and future revenue, risks relating to our capital requirements and needs for additional financing, risks relating to clinical trial and business interruptions resulting from the COVID-19 outbreak or similar public health crises, including that such interruptions may materially delay our enrollment and development timelines and/or increase our development costs or that data collection efforts may be impaired or otherwise impacted by such crises, and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Yumanity Therapeutics’ actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Yumanity Therapeutics’ most recent Annual or Quarterly Report, as well as discussions of potential risks, uncertainties, and other important factors in Yumanity Therapeutics’ subsequent filings with the Securities and Exchange Commission. Yumanity Therapeutics explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

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(212) 213-0006

Media:

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